Exhibit 99.1

         Emclaire Financial Corp. Announces First Quarter 2006 Earnings


     EMLENTON, Pa.--(BUSINESS WIRE)--April 21, 2006--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $585,000 or $0.46 per share for the three months ended March 31, 2006. Net income for the quarterly period increased $18,000 or 3.2%, as compared to net income of $567,000 or $0.45 per share for the quarter ended March 31, 2005.
     During the first three months of 2006, total assets decreased $2.4 million or 1.0% to $273.1 million. Loans receivable decreased $570,000 to $192.0 million from $192.5 million and investment securities decreased $1.4 million or 2.5% to $54.9 million from $56.3 million between year-end 2005 and March 31, 2006. Customer deposits increased $1.9 million or 1.0% during the period to $232.4 million at quarter end. Short-term borrowed funds, which consists of overnight FHLB borrowings, decreased $4.5 million or 100.0% to $0 at March 31, 2006 from $4.5 million at December 31, 2005. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at March 31, 2006 of $23.7 million or 8.7% of total assets.
     Average interest-earning assets decreased $812,000 to $252.7 million for the three months ended March 31, 2006, compared to $253.5 million for the same period in the prior year. Average securities and interest-earning cash equivalents decreased $9.4 million and $4.3 million, respectively, to $55.7 million and $3.4 million, respectively, at March 31, 2006 from $65.1 million and $7.7 million, respectively, at December 31, 2005 primarily as a result of funding loan growth. Average loans increased $12.8 million or 7.1% to $193.6 million for the first three months of 2006 versus $180.8 million for the same period in 2005. The yield on interest-earning assets increased 34 basis points to 6.19% for the first quarter of 2006 versus 5.85% for the same quarter in 2005.
     Average liabilities decreased $1.8 million or 1.0% to $249.0 million for the three months ended March 31, 2006, compared to $250.8 million for the same period in the prior year. Average deposits decreased $2.9 million or 1.3% to $230.5 million for the three months ended March 31, 2006 versus $233.4 million for the same period in the prior year. Offsetting the decrease in average deposits was an increase in average short-term borrowed funds of $900,000 or 100.0% to $900,000 at March 31, 2006 from $0 for the same period in the prior year. The Corporation's cost of funds increased 23 basis points to 2.44% for the first quarter of 2006 versus 2.21% for the same quarter in 2005.
     Contributing to the Corporation's improved operating results for the quarterly period were increases in net interest income and noninterest income resulting primarily from increases in interest rates, loan demand and fees and service charges.
     The Corporation's asset quality remained strong as nonperforming loans were $1.3 million or 0.65% of total loans, at March 31, 2006, compared to $1.5 million or 0.75% of total loans, at December 31, 2005.
     Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". Visit the Bank's website at www.farmersnb.com.
     This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:
                                                   Three month period
                                                     ended March 31,
                                                     2006      2005
                                                   --------- ---------

 Interest income                                     $3,744    $3,544
 Interest expense                                     1,482     1,354
                                                   --------- ---------
   Net interest income                                2,262     2,190
 Provision for loan losses                               31        60
 Noninterest income                                     728       655
 Noninterest expense                                  2,215     2,087
                                                   --------- ---------

   Net income before provision for
    income taxes                                        744       698
 Provision for income taxes                             159       131
                                                   --------- ---------
   Net income                                          $585      $567
                                                   ========= =========

 Net income per share                                 $0.46     $0.45
 Dividends per share                                  $0.27     $0.25

 Return on annualized average assets                   0.87%     0.84%
 Return on annualized average equity                  10.05%     9.54%
 Yield on average interest-earning
  assets                                               6.19%     5.85%
 Cost of average interest-bearing
  liabilities                                          2.94%     2.65%
 Net interest margin                                   3.81%     3.68%



CONSOLIDATED FINANCIAL CONDITION DATA:

                                          As of               As of
                                        3/31/2006          12/31/2005
                                        ----------         -----------

 Total assets                            $273,099            $275,517
 Cash and equivalents                       9,568              10,367
 Securities                                54,896              56,304
 Loans, net                               191,956             192,526
 Deposits                                 232,373             230,503
 Borrowed funds                            15,000              19,500
 Stockholders' equity                      23,679              23,615

 Book value per share                      $18.68              $18.63

 Net loans to deposits                      82.61%              83.52%
 Allowance for loan losses to total
  loans                                      0.98%               0.96%
 Interest-earning assets to average
  assets                                    92.69%              92.82%
 Stockholders' equity to total assets        8.67%               8.57%
 Shares common stock outstanding        1,267,835           1,267,835



    CONTACT: Emclaire Financial Corp.
             David L. Cox or Shelly L. Rhoades, 724-867-2311